SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement
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Cone Mills Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONE MILLS CORPORATION

804 GREEN VALLEY ROAD, SUITE 300

P.O. BOX 26540

GREENSBORO, NC 27415-6540

JOHN L. BAKANE

CHAIRMAN, PRESIDENT & CEO

September 2, 2003

Dear Fellow Cone Mills Shareholder:

I have been privileged to have worked for Cone Mills for over twenty-eight years—these are the most challenging times for the industry and for Cone Mills that I have ever seen.

What distresses me most about Mr. Kozberg’s actions is that, despite the fact that he has been on the Board of Directors since 1999, he has blamed the Board and management for the Company’s woes, washed his hands of accountability and held himself up as “the Director” who could have solved all the Company’s problems if we had just listened to him.

Moreover, he has used the knowledge gained in Board briefings to portray himself as the smartest Director of the whole bunch. The tougher the situation has become, the more vocal Mr. Kozberg has become in distancing himself from accountability, while failing to offer any constructive, realistic plan of his own.

Early this year, Mr. Kozberg proposed that our company consider three new directors for election. The Nominating Committee reviewed the qualifications of Mr. Kozberg’s proposed nominees in good faith but ultimately determined that the current directors up for renomination would better serve Cone Mills.

In the interest of accountability, you should know that Mr. Kozberg failed to attend two Board meetings where the Board considered the Nominating Committee’s recommendations, nor did he place in nomination his proposed nominees, nor did he engage in discussions as to why he believed he had proposed a more qualified slate.

When Mr. Kozberg had threatened a proxy fight, I personally asked him to propose the most qualified slate of directors he could identify and consider serving on the Company’s Nominating Committee. In response, Mr. Kozberg launched his hostile proxy to advance his nominees who consist of his biggest client, one of his employees, and his investment banker.

I urge you to reject the nominees proposed by Mr. Kozberg and his associates.

Sincerely yours,

John L. Bakane